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                                                                     EXHIBIT 5.1


August 28, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC  20549

Ladies and Gentlemen:

      A Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") is being filed on or about the date of this letter with the Securities and Exchange Commission to register shares of Common Stock, par value $.05 per share (the "SHARES"), of Molex Incorporated (the "COMPANY") which may from time to time be offered by the Company in connection with The 1991 Molex Incorporated Incentive Stock Option Plan (the "PLAN"). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

      I am Secretary and General Counsel of Molex Incorporated and have acted as counsel to the Company in connection with the Registration Statement. In rendering this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the corporate records of the Company, including its Restated Certificate of Incorporation, its Amended and Restated By-Laws, and minutes of directors' and stockholders' meetings, and such other documents (including the Plan) which I have deemed relevant or necessary as the basis for the opinion as hereinafter set forth. I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

      Based upon and subject to the foregoing, it is my opinion that (a) the Shares have been duly authorized by all necessary corporate action on the part of the Company and (b) upon (i) payment for and delivery of the Shares as contemplated by the Registration Statement and the Plan (including any option agreements governing the terms of exercise of options granted pursuant to the
Plan), (ii) the countersigning of any certificates representing the Shares by a duly authorized signatory of the registrar for the Common Stock and (iii) the Registration Statement becoming effective under the Securities Act of 1933, the Shares will be validly issued, fully paid and non-assessable.

      I consent to the inclusion of this opinion as an exhibit to the Registration Statement. I also consent to the reference to me under the caption "Legal Matters" in the prospectus contained in the Registration Statement. I do not, in giving such consent, admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

MOLEX INCORPORATED

/s/ Louis A. Hecht
-------------------------
Louis A. Hecht

Secretary & General Counsel